Exhibit 32.1
CERTIFICATIONS

Orson Oliver, being the Chairman of the Board and Interim Chief Executive Officer, and Todd L. Phillips being the President and Chief Financial Officer of Industrial Services of America, Inc., hereby certify as of this 10th day of November 2016, that the Form 10-Q for the quarter ended September 30, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

By /s/ Orson Oliver
Orson Oliver, Chairman of the Board and Interim Chief Executive Officer

By /s/ Todd L. Phillips
Todd L. Phillips, President and Chief Financial Officer